Exhibit 10.18

August 9, 2004

PERSONAL AND CONFIDENTIAL

Steven T. Plochocki
17 Flagstone
Coto de Caza, CA 92679

Re:	Resignation Agreement

Dear Steve:

     This Letter Agreement (“Agreement”) sets forth the terms and conditions of your resignation from InSight Health Services Corp. (“InSight” or “Company”) and InSight Health Services Holdings Corp. (“IHSHC”) effective today, August 9, 2004. InSight appreciates your service to the Company and wishes you the best in your future endeavors. InSight will pay your earned wages, thirty (30) days wages in lieu of notice and any unused accrued vacation through today, regardless of whether you sign this Agreement.

     In consideration of the mutual covenants and promises made in this Agreement, you and InSight agree as follows:

     Resignation. You acknowledge that, effective August 9, 2004, you voluntarily resigned from your employment, and any and all positions you held with InSight, IHSHC and any of its respective subsidiary or affiliated entities (collectively the “InSight Companies”), including your positions as a member of the Board of Directors of InSight, IHSHC and each of the other InSight Companies, and as of that date you relinquished any and all of your authorities with each of those companies. A press release in the form of Exhibit A has been issued with your consent by the Company.

     Separation Payments. In addition to payment for your earned salary through August 9, 2004, thirty (30) days pay in lieu of notice and payment for any unused accrued vacation, and in consideration for your signing this Agreement, InSight agrees that, beginning on the Company’s first regular payday after the Effective Date of this Agreement, it will pay you an amount equal to your current regular monthly base salary, less applicable taxes and withholdings, on a regular payroll basis, for a period of twenty-four (24) months (“Separation Payments”). The Separation Payments will be sent to your home address as set forth above on this Agreement.

     InSight 401(K) Plan Match. As further consideration for signing this Agreement, the Company will make a discretionary match to the InSight 401(K) Plan for the fiscal year ending June 30, 2004 and if permitted by the Plan, InSight agrees that it will contribute an applicable match to your account.

     Compliance with Stock Option Agreements. In accordance with the Stock Option Agreement (i) entered into between you and IHSHC, on June 29, 2001 (the “June 29th Stock Option Agreement”), and (ii) entered into between you and IHSHC, dated October 17, 2001 (the

Steven T. Plochocki
August 9, 2004

“October 17th Stock Option Agreement” and together with the June 29th Stock Option Agreement, the “Stock Option Agreements”), you agree to comply in full with their terms. Additionally, you agree to comply with the terms of the Third Amended and Restated Stockholders Agreement, dated October 10, 2002, by and among IHSHC and the stockholders of IHSHC signatory thereto (the “Stockholders Agreement” and with the Stock Option Agreements are collectively referred to herein as the “Stock Agreements”).

     Benefits. As additional consideration for this Agreement, the Company agrees to continue the employee benefits specified in this provision until the first of the following occurs: (a) expiration of the twenty-four (24) month period following the date of your resignation; or (b) until you are eligible for employment benefits as the result of full-time employment with another employer. The benefits you will receive during the applicable period are life insurance, medical, health and accident, and disability plans or programs covering you and any dependents under the same terms and conditions as if you had not resigned, including any required co-payments. The Company’s agreement to provide these benefits during the applicable period is contingent upon your participation being permissible under the general terms and provisions of such plans and programs and contingent upon the Company’s right to amend or terminate any employee benefit plans which are applicable generally to the Company’s employees. In the event of either of these contingencies, you will cease to receive these benefits effective the date of the occurrence of the contingency. However, in such an event, the Company agrees to arrange to provide you with benefits substantially similar to those you were receiving at the time of your resignation for the applicable period or its remainder.

     Release. In consideration of this Agreement, you hereby irrevocably and unconditionally release, waive and forever discharge the Company, its direct and indirect parents (including IHSHC), subsidiaries and affiliates, affiliated persons, partnerships and corporations, successors and assigns, and all of their past and present directors, members, partners, contractors, distributors, officers, shareholders, consultants, agents, representatives, attorneys, employees, employee benefit plans and plan fiduciaries (collectively, the “Company Releasees”), individually and collectively, from any and all actions, causes of action, claims, demands, damages, rights, remedies and liabilities of whatsoever kind or character, in law or equity, suspected or unsuspected, known or unknown, past or present, that you have ever had, may now have, or may later assert against any of the Company Releasees, concerning, arising out of or related to your employment by or the performance of any services to or on behalf of any of the InSight Companies or the termination of that employment, those services and your positions with the InSight Companies, from the beginning of time to the Effective Date (hereinafter referred to as “Executive’s Claims”), including without limitation: (i) any claims arising out of or related to any federal, state and/or local labor or civil rights laws, as amended, including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991 (including but not limited to Title VII), the Age Discrimination in Employment Act of 1967, the National Labor Relations Act, the Workers’ Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, the California Fair Employment and Housing Act, the California Industrial Welfare Commission Wage Orders, and the

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August 9, 2004

California Labor Code and (ii) any and all other of Executive’s Claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules or regulations, or under the laws of any country or political subdivision, or under any common law right of any kind whatsoever. Notwithstanding the foregoing, this Agreement shall not affect any of your rights or obligations under (A) the Stock Agreements, (B) the InSight 401k Plan, (C) the Amended and Restated Indemnification Agreement executed by you and the Company effective October 17, 2001 (“Indemnification Agreement”), (D) the Consolidated Omnibus Budget Reconciliation Act (“Cobra”), or (E) the terms of this Agreement.

          You and the Company hereby waive and relinquish all rights and benefits afforded by California Civil Code Section 1542. You and the Company understand and acknowledge the significance and consequences of this specific waiver of Section 1542. California Civil Code section 1542 states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

          To the fullest extent permitted by law, you represent, warrant and agree not to lodge or assist anyone else in lodging any formal or informal complaint in court, with any federal, state or local agency or any other forum, in any jurisdiction, arising out of or related to Executive’s Claims. You hereby represent and warrant that you have not brought any complaint, claim, charge, action or proceeding against any of the Company Releasees in any jurisdiction or forum, nor assisted or encouraged any other person or persons in doing so. You further represent and warrant that you have not in the past and will not in the future assign any of Executive’s Claims to any person, corporation or other entity.

          Your execution of this Agreement operates as a complete bar and defense against any and all of Executive’s Claims against the Company and each of the other Company Releasees. If you should hereafter make any of Executive’s Claims in any charge, complaint, action, claim or proceeding against the Company or any of the other Company Releasees, this Agreement may be raised as, and shall constitute a complete bar to, any such charge, complaint, action, claim or proceeding.

     Release by the Company. In consideration of this Agreement, the Company on behalf of itself, its parent and subsidiary corporations (“Company Releasors”) hereby irrevocably and unconditionally releases, waives and forever discharges Plochocki, his spouse, family members, and heirs, (the “Plochocki Releasees”) individually and collectively, from any and all actions, causes of action, claims, demands, damages, rights, remedies and liabilities of whatsoever kind or character, in law or equity, suspected or unsuspected, known or unknown, past or present, that they have ever had, may now have, or may later assert against the Plochocki Releasees, whether or not arising out of or related to Plochocki’s employment by or the performance of any services to or on behalf of the Company or the termination of that employment and those services, from the beginning of time to the Effective Date (hereinafter referred to as “Company’s Claims”),

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including without limitation, any and all other of Company’s Claims arising out of or related to any contract, any and all federal, state or local constitutions, statutes, rules or regulations, or under the laws of any country or political subdivision, or under any common law right of any kind whatsoever, including, without limitation, any of Company’s Claims for any kind of tortious conduct, promissory or equitable estoppel, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, breach of duty of loyalty or fiduciary duty. Notwithstanding the foregoing, this Agreement shall not affect any of the Company’s rights or obligations under (A) the Stock Agreements, (B) the InSight 401k Plan, (C) the Indemnification Agreement, (D) the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or (E) the terms of this Agreement.

          Further, notwithstanding the foregoing, the Company’s Claims which are being released herein shall not include any claims or causes of action that the Company Releasors may have against Plochocki as of the Effective Date, which may arise from or be related to (i) any acts or omissions undertaken by Plochocki, or undertaken at his express direction, which constitute fraud, theft or embezzlement against the Company, or any act that constitutes a felony under the laws of the United States or any state; or (ii) any voluntary act undertaken by Plochocki in knowing and willful violation of a specific written Company directive or policy, which causes the Company material harm or subjects it to material liability.

          To the fullest extent permitted by law, the Company agrees not to lodge or assist anyone else in lodging any formal or informal complaint in court, with any federal, state or local agency or any other forum, in any jurisdiction, against Plochocki or any of the other Plochocki Releasees arising out of or related to Company’s Claims. The Company hereby represents and warrants that it has not brought any complaint, claim, charge, action or proceeding against any of the Plochocki Releasees in any jurisdiction or forum, nor assisted or encouraged any other person or persons in doing so. The Company further represents and warrants that it has not in the past and will not in the future assign any of Company’s Claims to any person, corporation or other entity.

          Execution of this Agreement by the Company operates as a complete bar and defense against any and all of Company’s Claims against Plochocki or any of the other Plochocki Releasees. If the Company should hereafter make any of Company’s Claims in any charge, complaint, action, claim or proceeding against Plochocki or any of the other Plochocki Releasees, this Agreement may be raised as and shall constitute a complete bar to any such charge, complaint, action, claim or proceeding and Plochocki and/or the other Plochocki Releasees shall be entitled to and shall recover from the Company all costs incurred, including reasonable attorneys’ fees, in defending against any such charge, complaint, action, claim or proceeding.

     Continuing Obligations to Company. You understand and agree that you have continuing obligations to the Company under Section V of the Executive Employment Agreement executed by you and effective on June 29, 2001 (“Section V”). You further understand and agree that should you breach any provisions thereunder, the Company has the right to terminate any and all

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August 9, 2004

of its obligations under this Agreement effective immediately. This right is in addition to any other rights or remedies to which the Company is entitled for your breach of Section V. A copy of Section V is attached hereto as Exhibit B for your ease of reference. Should you have a legitimate question as to whether a particular prospective employment would be in breach of your obligations under Section V, you may make an inquiry to the Company prior to accepting such a position and if the Company determines that such potential employment will not be a breach of Section V, it will so advise you and/or your prospective employer in writing.

     Cooperation. After your resignation, you may be asked questions by the Company, its accountants, financial advisors or attorneys relating to your former duties, to which you agree to respond in a reasonably timely and responsible manner by providing such information as may be within your knowledge.

     Return of InSight Property; Expenses. As set forth in Section V, you agree to immediately return all Company property and equipment in your possession or under your control. You should immediately submit to InSight all outstanding business expenses incurred on or before August 9, 2004, along with supporting receipts for certain non-refundable airplane tickets and, if applicable, hotel reservation expenses in connection with a pre-booked trip to Ohio after that date, for reconciliation and payment in accordance with the Company’s policies.

     Legal Representation. You and InSight each acknowledge that you have had the opportunity to receive the advice of independent legal counsel prior to the execution of this Agreement and the opportunity to receive an explanation from legal counsel of the legal nature and effect of this Agreement, and you have fully exercised that opportunity to the extent desired and you understand the terms and provisions of this Agreement and its nature and effect. You further represent that you are entering into this Agreement freely and voluntarily.

     No Admission of Liability. Nothing contained in this Agreement or the fact that InSight has signed this Agreement shall be considered as admission of any liability whatsoever by InSight. This Agreement may not be introduced in any action or proceeding by anyone for any purpose except to evidence or to enforce its terms.

     Confidentiality. As a material inducement to InSight to enter into this Agreement and as an indivisible part of the consideration to be received for entering into this Agreement and for the performance of obligations under this Agreement by each party to this Agreement, you agree that you will not disclose, disseminate, and/or publicize or cause or permit to be disclosed, disseminated, and/or publicized, any of the specific terms of this Agreement, any claims or allegations or the basis for any claims or allegations, which were or could have been made against InSight and its divisions, affiliates, parents (including IHSHC), subsidiaries, predecessor and successor corporations, and the past and present directors, officers, management committees, shareholders, agents, servants, employees, representatives, administrators, partners, general partners, managing partners, limited partners, benefit plan fiduciaries and administrators, assigns, heirs, successors or predecessors in interest, adjustors, insurers, and attorneys, which concern and are within the scope of this Agreement, directly or indirectly, specifically or generally, to any person, corporation, association, governmental agency, or other entity except: (a) to the

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extent necessary to report income to appropriate taxing authorities; (b) in response to an order of a court of competent jurisdiction or a subpoena issued under authority thereof; (c) in response to any subpoena issued by a state or federal governmental agency; or (d) as otherwise required by law.

     No Future Employment. You agree not to apply for a position as an employee, consultant, vendor, or other position with the Company or with any of the other Company Releasees.

     Non Disparagement. As a material inducement to InSight to enter into this Agreement, you agree that you will not make any negative or disparaging comments about InSight or IHSHC. InSight agrees that its senior management and Board of Directors will not make any negative or disparaging comments about you. Further, in response to any queries, Michael Cannizzaro will confirm that you did not leave the Company in connection with any financial, ethical or other impropriety.

     Other Agreements. Except for (i) Section V (as defined above), (ii) the Stock Agreements (as defined above), (iii) the InSight 401k Plan, and the (iv) Indemnification Agreement, the terms of this Agreement supercede any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, among you and the Company and IHSHC. For avoidance of doubt, this Agreement shall have no affect on the 10 year term of the 52,500 “Rollover Options” granted to you pursuant to the June 29th Stock Option Agreement, which unless terminated earlier pursuant to the terms of that agreement or the InSight Health Services Holdings Corp. 2001 Stock Option Plan, shall expire on October 17, 2011.

     Successors. This Agreement is binding upon the Company and you and upon the Company’s and your respective successors, assigns, heirs, executors, administrators and legal representatives.

     Entire Agreement. This Agreement constitutes the full, complete, and exclusive agreement between you and InSight with respect to the subject matter discussed herein. This Agreement cannot be changed unless in writing, signed by you, InSight, and IHSHC.

     Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar. No waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party charged with the waiver.

     Severability. In the event any provision of this Agreement shall be determined to be unlawful, such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

     Governing Law. This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced, and governed under the laws of said state.

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August 9, 2004

     Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, will be submitted to final and binding arbitration in Orange County, California, before a mutually agreed upon arbitrator from Judicial Arbitration and Mediation Services (JAMS), as the exclusive remedy for such controversy or dispute. Judgment upon any award rendered by the arbitrator may be entered in the Superior Court of the County of Orange, State of California, which will have exclusive jurisdiction thereof. The prevailing party in any proceeding brought to enforce the terms of this Agreement will be entitled to recover from the other party all damages, costs and expenses, including without limitation, attorneys’ and arbitrators’ fees, incurred as a result of such action. In agreeing to this arbitration, you understand and agree that you are waiving the right to a jury trial as to any issue(s) subject to this Agreement. The decision of the arbitrator will be bound by generally accepted legal principles, including but not limited to all rules of law and legal principles concerning potential liability, burdens of proof, and measure of damages found in all applicable California statutes and administrative rules and codes, and all California case law. The parties agree that this provision does not limit their right to seek injunctive relief in the threat of imminent and irreparable harm as a result of breach of this Agreement.

     Consideration Period. You have twenty-one (21) days from receipt to consider this Agreement. InSight hereby advises you to consult with an attorney before signing this Agreement.

     Revocation Period. For a period of seven (7) days following the signing of this Agreement, you may revoke this Agreement. This Agreement does not become effective or enforceable until the revocation period has expired without you exercising your option to revoke (“Effective Date”).

     Please acknowledge your understanding and acceptance of this Agreement by signing this Agreement below and returning it to me no later than 5:00 p.m. on September 15, 2004.

Sincerely,
/s/ Michael N. Cannizzaro
Michael N. Cannizzaro
Chairman of the Board InSight Health Services Corp. and InSight Health Services Holdings Corp.

Enclosures

ACKNOWLEDGED AND AGREED:

Steven T. Plochocki
August 9, 2004

Dated: 9-10, 2004.	/s/ Steven T. Plochocki
Steven T. Plochocki